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                                                                    Exhibit 23.2

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related Proxy Statement and Prospectus of Harris Interactive Inc. for the registration of 1,021,560 shares of its common stock to be filed with the Securities and Exchange Commission on or about November 15, 2001 and to the incorporation by reference therein of our report dated August 17, 2001, with respect to the consolidated financial statements and schedule of Total Research Corporation included in its Annual Report (Form 10-K) for the year ended June 30, 2001 filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP


MetroPark, New Jersey
November 15, 2001